Exhibit 4.6

EXECUTION VERSION

THIS CONVERTIBLE LOAN AGREEMENT (the “Agreement”) is made on April 25, 2019 BY AND BETWEEN:

(1)	Kaixin Auto Group an exempted company organized under the law of the Cayman Islands (“Kaixin”);

(2)	CM Seven Star Acquisition Corp., an exempted company organized under the law of the Cayman Islands (“CM Seven Star”); and

(3)	58.com Holdings Inc., a company organized under the law of the British Virgin Islands (the “Investor”).

Kaixin, CM Seven Star and the Investor are referred to herein collectively as the “Parties” and individually as a “Party.”

1.	Definitions

“Bank Account” has the meaning ascribed to it in Clause 2 hereof.

“Business Combination” means the transactions contemplated under the Share Exchange Agreement, dated as of November 2, 2018, by and among CM Seven Star, Kaixin, and Renren Inc.

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in the PRC, Hong Kong or New York, New York are required or authorized by law or executive order to close.

“ CM Seven Star Share” means an ordinary share, par value US$0.0001 per share, of CM Seven Star.

“ CM Seven Star Share Amount” means 100,000 CM Seven Star Shares.

“ Convertible Loan” has the meaning ascribed to it in Clause 3 hereof.

“ Event of Default” has the meaning ascribed to it in Clause 3(d) hereof.

“ Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization.

“PRC” means the People’s Republic of China, for purposes of this Agreement only, not including Hong Kong, Macau and Taiwan.

“Principal Amount” means US$1,000,000.

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“Prospectus” has the meaning ascribed to it in clause 9(h) hereof.

“Qualified Financing” means convertible debt financings or other equity financings by Kaixin or CM Seven Star which can be converted into CM Seven Star Shares for a minimum aggregate investment amount of US$30,000,000.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Underwriters” has the meaning ascribed to it in clause 9(h) hereof.

2.	Convertible Loan and Closing

(a)            On the terms and subject to the conditions set forth herein, the Investor will lend to Kaixin the Convertible Loan.

(b)           Subject to the satisfaction (or, where permissible, waiver) of the conditions to the closing set forth in Clause 2(c) the closing shall take place at the offices of Simpson Thacher & Bartlett, located at 35/F ICBC Tower, 3 Garden Road, Central, Hong Kong, or such other location as agreed by the Parties in writing (the “Closing”), on April 29, 2019, or such other date as agreed by the Parties in writing (the date on which the Closing actually occurs, the “Closing Date”). At the Closing, the Investor will transfer the Principal Amount to Kaixin pursuant to Clause 3, and the rights of Investor set forth in Clauses 3 and 4 shall become effective. If the Closing has not occurred by May 31, 2019, or such other date otherwise agreed by Kaixin and Investor (the “Long Stop Date”), the Parties shall have no obligations whatsoever under this Agreement.

(c)            Closing Conditions.

(i)            The obligation of the Investor to consummate the Closing is subject to the fulfillment prior to or contemporaneously with the Closing of each of the following conditions:

(A)            the representations and warranties of each of Kaixin and CM Seven Star set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

(B)           each of Kaixin and CM Seven Star shall have performed in all material respects all of its respective obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(C)            each of Investor’s, Kaixin’s and CM Seven Star’s boards of directors shall have approved this Agreement and the transactions contemplated hereunder;

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(D)            Kaixin shall have completed a Qualified Financing before or concurrently with the Business Combination; and

(E)            no event, circumstance or change having occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a material adverse effect on CM Seven Star, Kaixin or their respective affiliates.

(ii)           The obligation of Kaixin to consummate the Closing is subject to the fulfillment prior to or contemporaneously with the Closing of each of the following conditions:

(A)            the representations and warranties of each of Investor and CM Seven Star set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

(B)             each of Investor and CM Seven Star shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(C)             each of Investor’s, Kaixin’s and CM Seven Star’s boards of directors shall have approved this Agreement and the transactions contemplated hereunder; and

(iii)         The obligation of CM Seven Star to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(A)             the representations and warranties of the Investor and Kaixin set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

(B)             each of the Investor and Kaixin shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(C)            each of Investor’s, Kaixin’s and CM Seven Star’s boards of directors shall have approved this Agreement and the transactions contemplated hereunder; and

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3.	Convertible Loan

(a)           The Investor hereby agrees to lend to Kaixin US$1,000,000 (One Million United States Dollars) (the “Convertible Loan”) on the Closing Date and on the Closing Date will transfer such amount to the following bank account of Kaixin (the “Bank Account”):

Beneficiary Name: Kaixin Auto Group

Beneficiary Account number: 8003098327

Bank Routing Number (domestic wires): 322070381

Bank Swift Code (international wires): EWBKUS66XXX

Bank Name: East West Bank

Bank Address: 135 N. Los Robles Ave, Suite 600, Pasadena, CA 91101

Kaixin shall issue to the Investor a signed acknowledgment of receipt of the Convertible Loan within five (5) Business Days of the Closing Date.

(b)           The term of the Convertible Loan shall be from the Closing Date to the earlier of (i) in the event that the Business Combination has not been consummated prior thereto, May 31, 2019 or (ii) the termination of the Business Combination (the “Maturity Date”). Upon the Maturity Date, Kaixin shall immediately repay the entire outstanding Principal Amount of the Convertible Loan plus any unpaid Interest accrued (if any). The term of the Convertible Loan may be extended by the Investor by delivering a written notice to Kaixin before the Maturity Date (such date, the “Extended Maturity Date”).

The Convertible Loan shall bear an annual interest rate on the Principal Amount outstanding in accordance with the loan interest rate stipulated by the Peoples Bank of China for the corresponding period accruing from the Closing Date (the “Interest”); provided that, in the event the conversion is consummated before the Maturity Date or the Extended Maturity Date, as the case may be, any accrued interest will be waived and will not be payable.

In the event that Kaixin fails to repay outstanding amounts under the Convertible Loan on the Maturity Date or the Extended Maturity Date, as applicable, the Principal Amount outstanding under the Convertible Loan shall bear default interest, in additional to the Interest, calculated after the Maturity Date or the Extended Maturity Date, at the simple interest rate of twenty percent (20%) per annum, up to the date the Principal Amount of the Convertible Loan and all accrued but unpaid Interest are fully repaid.

(c)           Subject to sub-paragraph (d) below and unless the Convertible Loan has otherwise been converted into the CM Seven Star Share Amount pursuant to Clause 4 hereof, Kaixin shall not prepay any part of the Convertible Loan without the prior written consent of the Investor.

(d)           If any one or more of the events of default set out in Schedule A hereto (each of them, an “Event of Default”) shall occur before either of the Maturity Date or the conversion of the Convertible Loan pursuant to Clause 4 hereof, the Investor may, by written notice to Kaixin:

(i)	declare the Principal Amount and Interest accrued to be immediately due and payable without further demand, notice or other legal formality of any kind; and/or

(ii)	take such action as the Investor reasonably deems appropriate to enforce the Investor’s rights, powers and remedies under this Agreement.

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Each of the other parties hereto hereby agrees that CM Seven Star shall have no obligation to repay any amount due under the Convertible Loan, except pursuant to Section 4 hereof. For the avoidance of doubt, the Investor may only look to Kaixin for repayment of the Convertible Loan, except as specified in Section 4 of this Agreement.

4.	Conversion

Each of the Parties agrees that, in the absence of any Event of Default (or following the waiver of any Event of Default by Investor) and prior to the Maturity Date, the Convertible Loan will automatically convert upon the consummation of Business Combination at any time prior to May 1, 2019. Within five (5) Business Days of such consummation, CM Seven Star shall issue to the Investor the CM Seven Star Share Amount, as adjusted for any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the share capital of CM Seven Star. For the avoidance of doubt, after any conversion pursuant to this Clause 4, all right and title to the amount deposited with Kaixin under the Convertible Loan shall become that of Kaixin as consideration for the CM Seven Star Shares, and Kaixin’s obligation to repay any principal amount of and interest on the Convertible Loan shall be considered satisfied.

Upon the completion of the Business Combination, CM Seven Star shall enter into a customary Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which CM Seven Star will grant to Investor the right, subject to the terms and conditions of such Registration Rights Agreement, to cause CM Seven Star to prepare and file with the Commission a registration statement with respect to the CM Seven Star Shares underlying the CM Seven Star Units and use its reasonable best efforts to cause such registration statement to become effective. CM Seven Star further confirms that, in connection with a demand registration pursuant to such Registration Rights Agreement, all reasonable fees, costs and expenses of and incidental to such registration, inclusion and public offering in connection therewith shall be borne by CM Seven Star, other than the applicable underwriting discounts and commissions and transfer taxes.

5.	Covenants

(a)	Approvals and other actions.

(i)	Following the date of this Agreement and prior to the Closing Date, Kaixin will use commercially reasonable efforts to obtain, with respect to this Agreement and the transactions contemplated hereby, the approval of its board of directors (if such approval has not already been obtained prior to the date of this Agreement).

(ii)	Following the date of this Agreement and prior to the Closing Date, CM Seven Star agrees will use commercially reasonable efforts to obtain, with respect to this Agreement and the transactions contemplated hereby, the approval of its board of directors (if such approval has not already been obtained prior to the date of this Agreement).
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(iii)	Each Party agrees, upon reasonable request from another Party, to furnish the other Party with all information concerning itself, its subsidiaries, affiliates, directors, officers, partners, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of such other Party or any of its subsidiaries to any Governmental Entity in connection with this Agreement. Notwithstanding anything herein to the contrary, none of the Parties shall be required to furnish the other Party with any (1) sensitive personal biographical or personal financial information of any of the directors, officers, employees, managers or partners of the Investor or any of its affiliates, (2) proprietary and non-public information related to the organizational terms of, or investors in, the it or its affiliates, or (3) any information that it reasonably deems private or confidential, in each case, unless required for the use by another party for compliance with applicable laws or regulations.

(b)	Covenants of Kaixin

(i)	After the Closing Date, Kaixin shall cause the proceeds of the Convertible Loan be used for business expansion, capital expenditures, investments or the general working capital of Kaixin or its affiliates and any other purpose approved in writing by the Investor. For avoidance of doubt, without the prior written consent of the Investor, the proceeds of the Loan shall not be used for the repayment of any debts of Kaixin or its affiliates;

(ii)	Kaixin and its affiliates shall, comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include, without limitations, promptly obtaining and maintaining all governmental approvals as are necessary for the operation of its business, and paying all taxes, assessments, and government charges imposed upon it or upon its property;

(iii)	Kaixin and its affiliates shall maintain its corporate existence, licenses and privileges in good standing under and in compliance with all applicable laws and continue to operate the business currently conducted by Kaixin and its affiliates;

(iv)	Kaixin shall as soon as reasonably practicable notify the Investor of the occurrence of any change, cancellation, suspension or termination of Business Combination;

(v)	Kaixin shall as soon as reasonably practicable notify the Investor of the occurrence of any material litigation, arbitration or administrative proceedings relating to the equity interest, assets, or business of Kaixin and its subsidiaries (for the avoidance of doubt, the “subsidiaries” in this Agreement shall include the subsidiaries controlled by Kaixin indirectly);
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(vi)	Kaixin shall abide by the provisions of this Agreement and not unreasonably undertake any action/omission that would reasonably be expected to adversely affect the effectiveness and enforceability of this Agreement;

(vii)	Kaixin and its subsidiaries shall not, prior to the completion of the Business Combination, without the prior written consent of the Investor, enter into any merger or consolidation of Kaixin or its subsidiaries with any person, or its acquisition of or investment in any person, other than, for the avoidance of doubt, the Business Combination; and

(viii)	in the event that any governmental registration, filing, approval, consent, or order is necessary for the Investor to be qualified or authorized to acquire the CM Seven Star Shares, Kaixin hereby undertakes, to take all commercially reasonable actions to assist the Investor in obtaining such governmental registration, filing, approval, consent, or order in a timely manner.

(c) Each Party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to any Governmental Entity is necessary in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other Parties hereto furnished to it by such other Party/Parties or their representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such Party on a non-confidential basis, (2) in the public domain through no fault of such Party, or (3) later lawfully acquired from other sources by the Party to which it was furnished), and no Party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors. If a Party is required to disclose any Information to a Governmental Entity in accordance with this Clause 5(c), the disclosing Party shall notify the other Parties prior to making any such disclosure by providing the other Party with the text of the disclosure requirement and draft disclosure at least 24 hours prior to making any such disclosure, and will narrow the draft disclosure to the extent the other Party reasonably requests.

6.	Kaixin Representations

Kaixin hereby represents and warrants to the Investor that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

(a)           Kaixin is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

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(b)          The execution, delivery and performance by Kaixin of this Agreement is within the power of Kaixin and, other than with respect to the actions to be taken if and when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of Kaixin. This Agreement constitutes a legal, valid and binding obligation of Kaixin, enforceable against Kaixin in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of Kaixin, it is not in violation of (i) its current memorandum and articles of association, (ii) any material statute, rule or regulation applicable to Kaixin or (iii) any material indenture or contract to which Kaixin is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on Kaixin. The only corporate, governmental or other approvals required for the entry by Kaixin into this Agreement and the consummation by Kaixin of the transactions contemplated hereby are the approval of Kaixin’s board of directors.

(c)          The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any  material judgment, statute, rule or regulation applicable to Kaixin; (ii) result in the acceleration of any material indenture or contract to which Kaixin is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Kaixin or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to Kaixin, its business or operations.

(d)           No consents or approvals are required in connection with the performance of this Agreement by Kaixin, other than: (i) Kaixin’s corporate approvals; (ii) any qualifications or filings under applicable securities laws, if any.

(e)           Except as disclosed in the section headed “Kaixin Auto Group’s Business—Legal Proceedings” in CM Seven Star’s proxy statement on Schedule 14A filed with the Securities Exchange Commission of the United States, as amended from time to time, there is no action or proceeding pending or threatened against Kaixin and its subsidiaries before any court or administrative agency which is likely to result in any material adverse change in the financial condition of Kaixin or the business or financial condition of any of the Kaixin’s subsidiaries.

(f)            Since the execution of the share exchange agreement among CM Seven Star, Kaixin and Renren Inc. on November 2, 2018, there is no material adverse change in the Business Combination, including but not limited to any breach of the documents in connection with the Business Combination by any party.

(g)          The public disclosure during the process of Business Combination, in connection with the on the business, assets (including intangible assets), liabilities, financial condition or otherwise, property, prospects or results of operations of Kaixin or on the ability of Kaixin to perform its obligations under this Agreement, shall be true, complete, correct and not misleading when made and as of the Closing with the same force and effect as if they have been made on and as of such date.

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7.	CM Seven Star Representations

CM Seven Star hereby represents and warrants to the Investor that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

(a)           CM Seven Star is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)           The execution, delivery and performance by CM Seven Star of this Agreement is within the power of CM Seven Star and, other than with respect to the actions to be taken if and when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of CM Seven Star other than obtaining the approval of CM Seven Star’s Board of Directors. This Agreement constitutes a legal, valid and binding obligation of CM Seven Star, enforceable against CM Seven Star in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of CM Seven Star, it is not in violation of (i) its current memorandum and articles of association, (ii) any material statute, rule or regulation applicable to CM Seven Star or (iii) any material indenture or contract to which CM Seven Star is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on CM Seven Star. The only corporate, governmental or other approvals required for the entry by CM Seven Star into this Agreement and the consummation by CM Seven Star of the transactions contemplated hereby are the approval of CM Seven Star’s board of directors.

(c)           The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to CM Seven Star; (ii) result in the acceleration of any material indenture or contract to which CM Seven Star is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of CM Seven Star or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to Kaixin, its business or operations.

(d)           No consents or approvals are required in connection with the performance of this

Agreement by CM Seven Star, other than: (i) CM Seven Star’s corporate approvals; (ii) any qualifications or filings under applicable securities laws, if any; and (iii) necessary corporate approvals for the authorization of CM Seven Star Shares issuable pursuant to Clause 4 hereof.

(e)           There is no action or proceeding pending or threatened against CM Seven Star and its affiliates before any court or administrative agency which is likely to result in any material adverse change in the financial condition of Kaixin or the business or financial condition of any of the Kaixin’s subsidiaries.

(f)            Since the execution of the share exchange agreement among CM Seven Star, Kaixin and Renren Inc. on November 2, 2018, there is no material adverse change in the Business Combination, including but not limited to any breach of the documents in connection with the Business Combination by any party.

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8.	Investor Representations

The Investor hereby represents and warrants to each of Kaixin and CM Seven Star that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

(a)           The Investor is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)           The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. There are no Investor’s internal approvals required for the entry by the Investor into this Agreement and the consummation by the Investor of the transactions contemplated hereby.

(c)           The Investor is:

(i)            an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has been advised that this Agreement and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The securities which may be acquired by the Investor hereunder are for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment and is able to bear the economic risk of such investment for an indefinite period of time; and/or

(ii)           not a “U.S. Person” and is acquiring the securities in an “offshore transaction” (each as defined in Rule 902 of Regulation S). The Investor is not acquiring the Subscription Securities as a result of any directed selling efforts (within the meaning of Regulation S under the Securities Act) for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered in reliance on Regulation S.

(d)           the Investor believes it has received the information it considers necessary or appropriate for deciding whether to enter into this Agreement. The Investor further represents that it has had an opportunity to ask questions and receive answers from the each of Kaixin and CM Seven Star regarding this Agreement and the transactions contemplated hereunder as well as the business, properties, prospects and financial condition of each of Kaixin and CM Seven Star. The foregoing, however, does not limit or modify the representations and warranties of Kaixin and CM Seven Star in Clauses 6 and 7 of this Agreement.

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(e)           Investor understands that the CM Seven Star Shares that may become issuable pursuant to this Agreement have not been and will not be registered under the Securities Act, by reason of their issuance and allotment in a transaction exempt from the registration requirements of the Securities Act, and that such CM Seven Star Shares, if issued to Investor, will be required to continue to be held by Investor unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States.

9.	Miscellaneous

(a)	This Agreement will expire and terminate (without relieving Kaixin, CM Seven Star or the Investor of any obligations arising from a prior breach of or non-compliance with this Agreement) upon the issuance of the CM Seven Star Share Amount, as applicable, to the Investor pursuant to Clause 4 hereof.

(b)	In the event of: (i) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by Kaixin and CM Seven Star contained herein in any material aspects; or (ii) any breach or violation of any covenant or agreement of Kaixin or CM Seven Star contained herein (each of (i) or (ii), a “Breach”), Kaixin and CM Seven Star shall severally indemnify the Investor and its affiliates, limited partners, members, stockholders, employees, agents, representatives, assignees and transferees (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees resulting from, or arising out of, or due to, directly or indirectly, any Breach.

(c)	Any provision of this Agreement may be amended, waived or modified only upon the written consent of each of the Parties.

(d)	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if sent by email and thereafter delivered personally or mailed by internationally recognized overnight courier, postage prepaid, return receipt requested, to the following addresses set forth below or such other address as Kaixin, CM Seven Star and the Investor shall provide to each other Parties in writing:

Kaixin:

Kaixin Auto Group,

5/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang District,

Beijing 100016, People's Republic of China, attention: Thomas Jintao Ren,

jintao.ren@renren-inc.com

CM Seven Star:

CM Seven Star Acquisition Corporation

Suite 1306, 13/F. AIA Central, 1 Connaught Road, Central, Hong Kong

Attention: Sing Wang, Anthony Ho and Adrian Cheung

Tel: +852 3796 2750

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The Investor:

58.com Holdings Inc.

Building 101,# 10 Jiuxianqiao North Road Jia, Chaoyang District,

Beijing 100015, People's Republic of China, attention: LI Xiaoyang,

lixiaoyang@58.com

(d)           The Investor is not entitled, solely by virtue of entry into this agreement, to vote or receive dividends or be deemed the holder of CM Seven Star Shares for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a shareholder of CM Seven Star or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(e)           Neither this Agreement nor the rights contained herein may be assigned, by operation of law or otherwise, by any Party without the prior written consent of each of the others.

(f)            In the event any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Agreement and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(g)           All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

(h)           Waiver. Reference is made to CM Seven Star’s final prospectus, dated October 25, 2017 (the “Prospectus”).

The other parties hereto have read the Prospectus and understand that CM Seven Star has established the trust account described in the Prospectus, initially in an amount of $180.0 million for the benefit of the public stockholders and the underwriters of CM Seven Star’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, CM Seven Star may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of CM Seven Star; or (ii) to CM Seven Star and the Underwriters after consummation of a business combination, as described in the Prospectus.

For and in consideration of CM Seven Star agreeing to enter into this Agreement, each of the other parties hereto hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CM Seven Star and will not seek recourse against the trust account for any reason whatsoever.

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IN WITNESS WHEREOF, the undersigned have caused this Convertible Loan Agreement to be duly executed and delivered.

KAIXIN AUTO GROUP

By:	/s/ Thomas Ren
	Name:	Thomas Ren
	Title:	CFO

CM SEVEN STAR ACQUISITION
CORPORATION

By:	/s/ Sing Wang
	Name:	Sing Wang
	Title:	CEO & Director

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IN WITNESS WHEREOF, the undersigned have caused this Convertible Loan Agreement to be duly executed and delivered.

58.COM HOLDINGS INC,

By:
Name:
Title:

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SCHEDULE A

EVENTS OF DEFAULT

Each of the following events shall be an Event of Default:

(a)	Kaixin fails to pay any sum payable under this Agreement when due or otherwise in accordance with the provisions hereof;

(b)	CM Seven Star fails to issue and allot the CM Seven Star Share Amount under this Agreement when due or otherwise in accordance with the provisions hereof;

(c)	Kaixin or CM Seven Star fails to perform or observe or comply with any of its obligations or covenants under this Agreement in any material respect;

(d)	any representation or warranty made or deemed to be made by Kaixin in this Agreement proves to have been incorrect or misleading in any material respect;

(e)	Kaixin is in default under any material indebtedness and such default is not remedied within fifteen (15) Business Days from the day such default occurred;

(f)	a creditor takes possession of all or substantially all of the assets of Kaixin, as the case may be, or any execution or other legal process is enforced against all or substantially all of the assets of Kaixin and such possession or enforcement is not discharged within fifteen (15) Business Days;

(g)	a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, reorganization, reconstruction, dissolution or bankruptcy of Kaixin or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of Kaixin which is not stayed or discharged within fifteen (15) Business Days;

(h)	any litigation, arbitration or administrative proceeding is commenced or threatened against any of Kaixin or its subsidiaries such that there is a material adverse impact on the ability of Kaixin to perform its obligations under this Agreement;

(i)	Kaixin stops or suspends payment to its creditors generally or is unable to or admit its inability to pay their debts as they fall due or are declared or become bankrupt or insolvent;

(j)	Kaixin transfers or distributes as a dividend any of the proceeds of the Convertible Loan to any third party without the prior written consent of the Investor; or

(n)	the occurrence of any material change of the assets or capitalization of Kaixin or its subsidiaries before the consummation of the Business Combination.

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